NEWS	Exhibit 99.1

Mark W. Seymour, Jr.
Vice President, Investor Relations
(813) 830-5311

Bloomin’ Brands, Inc. Signs Agreement to Acquire Controlling Interest in
Brazilian Joint Venture

TAMPA, Fla., November 1, 2013 - Bloomin’ Brands, Inc. (Nasdaq: BLMN) (“the Company”) today announced that it entered into an agreement to acquire a controlling interest in its Outback Steakhouse operations in Brazil. Upon completion of the acquisition, the Company will hold a 90 percent interest in the Brazilian joint venture. The partnership’s first restaurant opened in Rio de Janeiro in 1997. Today, the partnership operates 47 Outback Steakhouse restaurants with more than 5,000 employees.  The acquisition is expected to close on or about Monday, November 4th.

“This acquisition reflects our commitment to our strategy of global expansion in geographies that we feel have the greatest potential for growth and success,” said Elizabeth Smith, Chairman of the Board and CEO. “Under the direction of the outstanding leadership team in place in Brazil, the growth objectives, culture, Principles & Beliefs, and commitment to quality and customers will remain unchanged.”

Peter Rodenbeck, Chairman of Outback Brazil, added, “As partners over the past 16 years, we have shared the brand values and Bloomin’ Brands has consistently offered its expertise in the casual dining business while clearly recognizing the hard work, commitment and dedication of our Brazilian Outback team. I will step away from the day-to-day operations of the business, but will remain actively engaged as a minority shareholder and advisor.”

Brazil’s Outback Restaurants have been recognized with numerous awards, including First Place in “Quality of Service for Clients” for the past three years from Exame/ICBR, “Top 10 Fan Pages - Brasil” from Millward Brown and recently has been awarded by Epoca Magazine “The Best Restaurant to Go with Kids”. Nine of Outback Steakhouse’s 10 highest grossing restaurants are located in Brazil.

About Bloomin’ Brands, Inc.
Bloomin' Brands, Inc. is one of the largest casual dining restaurant companies in the world. The portfolio of five founder-inspired brands is comprised of Outback Steakhouse, Carrabba's Italian Grill, Bonefish Grill, Fleming's Prime Steakhouse & Wine Bar and Roy's with nearly 1,500 restaurants in 48 states, Puerto Rico, Guam and 21 countries. For more information, visit bloominbrands.com.

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